Exhibit 1.3





                      1,265,000 Shares of Common Stock

                           COMPUTER HORIZONS CORP.



                         SELECTED DEALER AGREEMENT



Dear Sirs:

     The underwriters (the "Underwriters") named in the enclosed Prospectus have severally agreed, subject to the terms and conditions of the
underwriting agreement dated     ________________, 1995 (the "Underwriting
Agreement"), to purchase the above shares of Common Shares (the "Shares") from Computer Horizons Corp. (the "Company") and a shareholder of the Company (the "Selling Shareholder"). The Shares are described in the en-closed Prospectus, the receipt of which you hereby acknowledge.

     We are acting as Representative of each of the Underwriters in all matters connected herewith and with their respective purchases of the Shares from the Company and the Selling Shareholder.

     1.   Offering to Selected Dealers
          ----------------------------

     The Underwriters, acting through us, are severally, and not jointly, offering part of the Shares for sale to certain dealers (the "Selected Dealers") as principals, at the public offering price, less a concession of not more than $________ per Share (the "Selected Dealer's Concession"), subject to the terms and conditions stated herein and in the Prospectus. Sales of Shares to you pursuant to such offering will be evidenced by our written confirmation and will be on the terms and conditions contained herein. In purchasing Shares, you will rely upon no statement whatsoever, written or oral, other than statements in the Prospectus. The public offering price and Selected Dealer's Concession may be changed at any time or from time to time in our discretion without notice.

     We will advise you by telecopier or telegram of the method and terms of the offering, including the time the Shares are released by us for public offering, the amount of Shares being offered and the initial public offering.

     The offering is made subject to the issuance and delivery of the Shares and their acceptance by the Underwriters, to the approval of certain legal matters by counsel, and to the terms and conditions herein set forth and may be made on the basis of the reservation of Shares or an allotment against subscriptions, and is not joint but several.



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     All orders will be strictly subject to confirmation and we reserve the right in our sole discretion to reject an order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot.


     2.   Reoffering by Selected Dealers
          ------------------------------

     Shares purchased by you may be reoffered in conformity with the terms of offering set forth in the Prospectus. You may reallow a concession from the public offering price of not more than $________ per Share with respect to Shares sold by you to any member of the National Association of Securities Dealers. Inc., or to any foreign dealer not eligible for membership in said Association who agrees not to reoffer, resell or deliver Shares sold to him within the United States or to persons whom he has reason to believe are citizens or residents of the United States. Any concession reallowed by you to such dealers must be retained by such dealers and not allowed in whole or in part.

     It is assumed that Shares sold by you will be effectively placed for investment. If we contract for or purchase in the open market for the account of any Underwriter any Shares sold to you and not effectively placed for investment, we may charge you the Selected Dealer's Concession originally allowed you on the Shares so repurchased, and you agree to pay such amount to us on demand. Shares so delivered need not be the identical Shares originally purchased by you.

     You will advise us upon request of Shares purchased by you remaining unsold, and we shall have the right to repurchase such unsold Shares on demand at the public offering price less all or part of the Selected Dealer's Concession. After the books in respect of the offering to dealers have been closed, dealers who are parties to a Selected Dealer Agreement and Underwriters may deal in the Shares with each other at the public offering price less an amount not exceeding the concession to dealers as set forth in this Section 2.


     3.   Payment and Delivery
          --------------------

     Payment for Shares purchased by you shall be made by you on such dates and at such places as we advise you, by certified check or bank cashier's check payable to the order of Janney Montgomery Scott Inc. in such clearing house funds as we advise, against delivery of the Shares. Delivery instructions must be in our hands at the office of Janney Montgomery Scott Inc., 26 Broadway, New York, New York 10004, at such time as we request.

     The above payment shall be made by you at the public offering price, as determined by us from time to time, or, if we so advise you, at a net price equal to such public offering price less the Selected Dealer's Concession. If payment is made by you at such public offering price, the Selected Dealer's Concession payable to you hereunder shall be paid promptly after the termination of this Agreement (or on such earlier date as we may determine), except that such



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



concession may be withheld and canceled, at our discretion, as to Shares which we have repurchased as set forth in the second paragraph of Section 2 hereof.


     4.   Position of Selected Dealers and Underwriters
          ---------------------------------------------

     (a) You represent that you are a member in good standing of the National Association of Securities Dealers, Inc., or, if a foreign dealer not eligible for membership in said Association, that you will not reoffer, resell or redeliver Shares sold to you in the United States or to any person unless you have reason to believe that such person is not a resident, citizen or national of the United States. You represent that you shall comply with Sections 8, 24, 25 and 36 of Article 3 of the NASD Rules of Fair Practice. You are not authorized to give any information or make any representations other than as contained in the Prospectus, or to act as agent for any Underwriter or us. Nothing shall constitute the Selected Dealers an association, unincorporated business or other separate entity or partners with the several Underwriters, with us, or with each other, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim to the contrary.

     (b) Neither we, acting as Representative, nor any of the Underwriters shall be under any obligations to you, except for obligations expressly assumed by us in this Agreement.

     (c) For the purpose of stabilizing the market in the Shares, we have been authorized to make purchases in accordance with Rule 10b-7 and sales to the extent permitted by Rule 10b-8 in the open market or otherwise and, in arranging for sales, to over-allot Shares.

     (d) You agree, until the termination of this Agreement, not to bid for, purchase, attempt to induce others to purchase, to sell, directly or indirectly, any Shares otherwise than (i) as provided for in this Agreement and (ii) as a broker executing unsolicited orders, except as expressly authorized by us. In acting as a dealer under this Agreement and in offering and selling Shares hereunder, you agree to comply with applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all applicable state securities laws.


     5.   Reports
          -------

     You agree to furnish us, for statistical purposes and with the understanding that we will not make the same public, a report, in such form as we may request, showing the number of Shares sold by you in each state and showing the distribution of the purchasers classified by number of Shares purchased, but no such report shall require you to inform us of the names of any purchasers of any of the Shares from you.



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     6.   Notices
          -------

     All communications from you to us shall be addressed to us in care of Janney Montgomery Scott Inc., 1801 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103. Attention: Syndicate Department. Any notice from us to you shall be deemed to have been duly given if delivered, mailed or telecopied to you at the address to which this letter is mailed.


     7.   Termination
          -----------

     This Agreement shall terminate 45 days after the date hereof and may be terminated by us at any time. Such termination shall not affect your obligation to pay for any Shares purchased by you or any of the provisions of Section 2 and 4 hereof.

     Please confirm the foregoing by signing the duplicate copy of this Agreement enclosed herewith and returning it to us at the address in
Section 6 above.


                                        Very truly yours,

                                        JANNEY MONTGOMERY SCOTT INC.


                                        By:
                                             ----------------------------
                                             (Authorized Signature)


Confirmed as of the date first
above written


The Underwriters named in Schedule I
to the attached Underwriting Agreement




- ---------------------------------------------
By:                  Attorney-in-Fact
     ---------------



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